EXHIBIT 99.1

Investor Contacts:

Media Contact:

Evan Smith, CFA / Erica Pettit

Mike York

Financial Dynamics

Wehner & York, P.C.

212-850-5606 / 212-850-5614

703-476-8000

SFBC INTERNATIONAL PROVIDES UPDATE ON MIAMI OPERATIONS

Company Also Receives Waivers for Credit Facility

PRINCETON, NJ, June 29, 2006 – SFBC International, Inc. (NASDAQ: SFCC), a provider of drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies, today announced that the Circuit Court of the 11th Judicial Circuit for Miami-Dade County Florida, Appellate Division (“the Court”) has granted the Company’s motion to stay the demolition order for its Miami facility pending the outcome of the appellate proceedings.

Prior to this decision, the Company filed both a petition to reverse the Miami-Dade County Unsafe Structures Board’s order and a motion to stay the order until the outcome of the appellate proceedings. The Court did not set a definitive date for the hearings to commence, but the stay will remain in effect until the appeal is resolved.

“This ruling by the Court is a positive development towards our goal of shutting down this facility in an orderly manner,” commented Jeffrey P. McMullen, president and chief executive officer. ”While we will not commence any new trials at this facility, we will use this additional time to facilitate the orderly completion of clients’ study files and the sale or transfer of physical assets. Upon achieving our primary objective to shut down this facility, we will move forward with our plan to sell the property at the appropriate time.”

In addition, the Company today announced that it recently entered into an amended agreement related to its Senior Secured Credit Facility ("Credit Agreement") with its lenders. The lenders agreed to amend and waive certain sections of the Credit Agreement related to all covenants in the Credit Facility that the Company currently does not meet, effective until August 15, 2006. These terms are being filed on a Form 8-K with the SEC today. A copy of the Third Amendment will be filed as an exhibit to the Company’s upcoming Form 10-Q filing for the quarter ending June 30, 2006.

“We are working towards establishing a new credit agreement with our banks,” stated David Natan, chief financial officer. “At present, we believe the Company has sufficient liquidity to support its operating activities and to address the potential costs associated with the closing of its Florida operations."

About SFBC International, Inc.

SFBC International is an international drug development services company offering a comprehensive range of clinical development, clinical and bioanalytical laboratory, and consulting services to the branded pharmaceutical, biotechnology, generic drug and medical device industries. SFBC has more than 30 offices, facilities and laboratories with more than 2,000 employees strategically located throughout the world. For more information, visit the Company’s Web site at www.sfbci.com or www.pharmanet.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, our ability to leverage the strong reputation of PharmaNet, whether adverse publicity relating to SFBC’s Miami operations causes clients to select competitors, not only for early stage branded clinical trials but also for other aspects of SFBC’s business; SFBC’s ability to resolve open issues relating to its Miami property including whether it can successfully appeal and/or enjoin the Miami-Dade County Unsafe Structures Board ruling and any related fines or expenses if we are unsuccessful, the associated costs and expenses with discontinuing the Company’s operations in Miami and Ft. Myers, whether SFBC will prevail in the pending land lease litigation; continued adverse publicity related to actions of the United States Senate Finance Committee; developments with respect to the SEC’s inquiry and securities class action lawsuits and derivative lawsuits; SFBC’s assessment of its current FDA inspections; SFBC’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; SFBC's ability to compete internationally in attracting clients in order to develop additional business; cancellation of contracts; SFBC’s ability to retain and recruit new employees; SFBC's clients' ability to provide the drugs and medical devices used in its clinical trials; SFBC’s future stock price; SFBC’s financial guidance; and the national and international economic climate as it affects drug development operations. Further information can be found in SFBC's risk factors contained in its Form 10-K filed with the SEC in 2006 and other filings with the Securities and Exchange Commission.

# # #